Ambrx and BeiGene Announce Global Research and Development Collaboration to Develop Next-Generation Biologics
Ambrx to receive an upfront payment of US$10 million to apply its proprietary Expanded Genetic Code platforms to discover novel biologic drug candidates in this collaboration with BeiGene and is eligible to receive additional upfront payments for additional research programs together with development and commercial milestone payments and potential royalties on product sales
BeiGene obtains worldwide rights to develop and commercialize any drug products that arise from the collaboration

SAN DIEGO, Calif., CAMBRIDGE, Mass., and BEIJING, China, March 6, 2019 – Ambrx Inc., a clinical-stage biopharmaceutical company focused on the development of innovative protein therapeutics and BeiGene, Ltd. (Nasdaq: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced a global research and development collaboration. Ambrx has developed proprietary Expanded Genetic Code technology platforms designed to allow the efficient incorporation of non-natural amino acids into proteins in both E. Coli (ReCODEPTMP) and CHO cells (EuCODEPTMP). This technology enables site-specific modification of proteins to create potentially first- and/or best-in-class innovative protein drugs. The collaboration leverages Ambrx’s clinically validated drug discovery technology platforms with BeiGene’s expertise and resources to pursue the development and commercialization of next-generation biologics drugs.

“We are excited to have access to the Ambrx platform technology, which can be used to introduce non-natural amino acids selectively and specifically into a protein at any site, to develop novel biologic compounds. We believe that by incorporating this site-specific conjugation technology, we can further broaden BeiGene’s portfolio of next-generation biologics,” commented John V. Oyler, Founder, CEO, and Chairman of BeiGene. “This collaboration with Ambrx is another example of our commitment to investing in innovative early-stage research – both via our internal resources and capabilities and via collaborations.”

Under the terms of the agreement, Ambrx will receive an upfront payment of US$10 million to fund the initial discovery and research activities and additional upfront payments of up to US$19 million if BeiGene elects to initiate additional programs. Ambrx is eligible to receive potential development, regulatory, and sales-based milestone payments up to an aggregate of $446 million for all programs, in addition to tiered royalties on future global sales. BeiGene will have worldwide rights to develop and commercialize any drug products resulting from the collaboration.

"BeiGene is an inspiring and fast-growing biotech company. It has extensive experience in developing and commercializing novel medicines for the treatment of cancer, and we are very excited to enter into a broad collaboration with BeiGene,” said Feng Tian, Ph.D., newly appointed President and CEO of Ambrx. “We look forward to working together with the BeiGene team to create innovative drugs utilizing the Ambrx technology platforms. We plan to fully leverage the resources and expertise of BeiGene to work to advance novel biologics, which include targeted immuno-oncology drugs, to the global market.”

About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 2,200 employees in China, the United States, Australia and Europe, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANEP®P (nanoparticle albumin–bound paclitaxel), REVLIMIDP®P (lenalidomide), and VIDAZAP®P (azacitidine) in China under a license from Celgene Corporation.

About Ambrx
Ambrx Inc. is a clinical stage biopharmaceutical company using an expanded genetic code to create first- and/or best-in-class biotherapeutics, including antibody drug conjugates (ADC), immunomodulating proteins, bispecific antibodies and other therapeutic proteins with improved pharmacologic properties. The company is developing ARX788, potential best-in-class ADC for breast and gastric cancers. Leveraging the Ambrx proprietary technology platforms, Ambrx has collaborations with Bristol-Myers Squibb, Astellas, BeiGene, Elanco and ZMC, with drug products generated using Ambrx technology in different stages of clinical trials. Ambrx is advancing a robust portfolio of product candidates that are optimized for efficacy, safety and ease of use in multiple therapeutic areas. For additional information, visit www.ambrx.comU39T.

BeiGene Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the future research, development and potential commercialization activities under the agreement with Ambrx, potential payments and/or royalties payable to Ambrx, the speed and outcome of drug development plans, and other information that is not historical information. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Ambrx Contacts:
Taylor Cohen
+1 858-875-2400
taylor.cohen@ambrx.com

BeiGene Contacts:
Investor Contact                Media Contact
Craig West                    Liza Heapes
+1 857-302-5189                + 1 857-302-5663
ir@beigene.com                 media@beigene.com